As filed with the Securities and Exchange Commission on June 6, 2006
Registration No. 333-40266

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OMEGA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1420888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
Omega Financial Corporation
366 Walker Drive
State College, Pennsylvania 16801
(Address of Principal Executive Offices) (Zip Code)
SUN BANCORP, INC. AND SUBSIDIARIES 401(K) PLAN
(Full title of the plan)
Donita R. Koval
President and Chief Executive Officer
Omega Financial Corporation
366 Walker Drive
State College, Pennsylvania 16801
(814) 231-7680
(Name and address of agent for service; telephone number,
including area code, of agent for service)
Copies to:
Francis E. Dehel
Blank Rome LLP
One Logan Square
130 N 18th Street
Philadelphia, Pennsylvania 19103
(215) 569-5500

EXPLANATORY NOTE
     On June 28, 2000, Sun Bancorp, Inc. (“Sun”) filed a registration statement on Form S-8 (the “Registration Statement”), File No. 333-40266, with the Securities and Exchange Commission relating to the offer and sale of 100,000 shares of common stock, no par value per share, pursuant to Sun Bancorp, Inc. 401(k) Plan (the “Plan”) and an indeterminate number of interests in the Plan that could be purchased with contributions under the Plan.
     Effective October 1, 2004, Omega Financial Corporation (“Omega”) completed the merger (the “Merger”) of Sun with and into Omega pursuant to the terms and conditions of the Agreement and Plan of Merger by and between Omega and Sun dated April 20, 2004. In connection with the Merger, effective October 1, 2004, Omega became the Plan sponsor and the Sun stock fund under the Plan was closed to new contributions, permitting only sales of existing shares. As a result of the Merger, shares of Sun common stock held under the Plan as of October 1, 2004 were exchanged for shares of Omega common stock, $5 par value per share, and/or cash. On January 1, 2005, the Plan was merged into Omega 401(k) Profit Sharing Plan, but the stock fund of the Plan remained closed to new contributions. Therefore, effective October 1, 2004, Sun common stock ceased being an investment option under the Plan, and Omega common stock has never been offered as an investment option under the Plan.
     Accordingly, Omega is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister under the Securities Act of 1933, as amended, shares of common stock and an indeterminate number of interests in the Plan registered pursuant to the Registration Statement that remained unsold under the Plan as of the date hereof.
     Item 8. Exhibits
     The following exhibit is filed as part of this registration statement.

Regulation S-K Exhibit Number	Description
24.1	Power of Attorney (included on the signature page).

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in State College, Pennsylvania, on May 23, 2006.

OMEGA FINANCIAL CORPORATION

By:	/s/ Donita R. Koval

Donita R. Koval, President, Chief Executive Officer and
Director
(Duly Authorized Officer)
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donita R. Koval and Daniel L. Warfel, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ Donita R. Koval	President, Chief Executive Officer (Principal	May 23, 2006
Donita R. Koval	Executive Officer) and Director

/s/ Daniel L. Warfel	Executive Vice President and Chief	May 23, 2006
Daniel L. Warfel	Financial Officer (Principal Financial Officer)

/s/ Teresa M. Ciambotti	Senior Vice President and Corporate	May 23, 2006
Teresa M. Ciambotti	Controller (Principal Accounting Officer)

/s/ David B. Lee	Chairman of the Board	May 22, 2006
David B. Lee

/s/ Carl H. Baxter	Director	May 22, 2006
Carl H. Baxter

Signature	Capacity	Date
/s/ Maureen M. Bufalino	Director	May 22, 2006
Maureen M. Bufalino

/s/ Phillip E. Gingerich	Director	May 22, 2006
Phillip E. Gingerich

Director
Jodi L. Green

/s/ Robert A. Hormell	Director	May 22, 2006
Robert A. Hormell

/s/ Stephen M. Krentzman	Director	May 22, 2006
Stephen M. Krentzman

/s/ D. Stephen Martz	Director	May 22, 2006
D. Stephen Martz

Director
Stanton R. Sheetz

/s/ Robert A. Szeyller	Director	May 22, 2006
Robert A. Szeyller

/s/ Dennis J. Van Benthuysen	Director	May 22, 2006
Dennis J. Van Benthuysen

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in State College, Pennsylvania on May 23, 2006.

SUN BANCORP, INC. AND SUBSIDIARIES 401(K) PLAN

By:	/s/ Daniel L. Warfel

Daniel L. Warfel, Executive Vice President and Chief
Financial Officer